JDA Software Group, Inc. NEWS RELEASE	JDA Investor Relations Contacts:
Lawrence Delaney, Jr., The Berlin Group
Tel: 714-734-5000; larry@berlingroup.com
Kristen L. Magnuson, Executive Vice President &
Chief Financial Officer, JDA Software Group, Inc.
Tel: 480-308-3000

JDA Software Announces Preliminary Fourth Quarter Results

     Scottsdale, Ariz. — January 6, 2004 — JDA® Software Group, Inc. (Nasdaq: JDAS) today announced preliminary financial results for the quarter ended December 31, 2003. Based on unaudited results, JDA anticipates total revenues of approximately $55 million, and software revenues of approximately $16.9 million for the fourth quarter of 2003, compared to total revenues of $53.3 million and software revenues of $18.0 million, in fourth quarter 2002. The company expects to report GAAP net income per share of approximately $0.00 to $0.01 for the fourth quarter 2003, compared to net income of $0.03 per share for the fourth quarter 2002. These anticipated results are preliminary and based on partial information and management assumptions. The Company plans to announce its final results for the quarter on January 20, 2004, and will remain in a quiet period until then. The company stated that it did not close a number of deals that had been anticipated to close in the fourth quarter of 2003. None of such deals were lost to competitors. Sequential regional performance was mixed, with the Americas up slightly from the third quarter 2003, while Europe and Asia Pacific were both down substantially compared to third quarter 2003.

CONFERENCE CALL INFORMATION

     JDA plans to report its actual financial results for the fourth quarter 2003, on January 20, 2004 at 4:00 p.m. EST and hold its regularly scheduled conference call at approximately 4:45 pm EST. To participate in the call, dial 1-800-921-9431 (United States) or 1-973-935-8505 (International) and ask the operator for the “JDA Fourth Quarter 2003 Earnings.” A replay of the conference call will begin January 20, 2004 at 9:00 pm EST and will end on February 3, 2004 at 12:00 am EST. Callers can hear the replay by dialing 1-877-519-4471 (United States) or 1-973-341-3080 (International) using access code 4359768.

ABOUT JDA SOFTWARE

     With more than 4,600 retail, manufacturing and wholesale clients in 60 countries, JDA Software Group, Inc. (Nasdaq: JDAS) is a global leader in delivering integrated software and professional services for the retail demand chain. By capitalizing on its market position and financial strength, JDA commits significant resources to advancing JDA Portfolio, its suite of merchandising, POS, analytic and collaborative solutions that improve revenues, efficiency and customer focus. Founded in 1985, JDA is headquartered in Scottsdale, Arizona and employs more than 1,200 associates operating from 31 offices in major cities throughout North America, South America, Europe, Asia and Australia. For more details, visit www.jda.com, call 1-800-479-RETAIL (7382) or email info@jda.com.

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JDA Announces Q2003 Preliminary Earnings

     This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation: (i) our disclosure of anticipated operating results for the fourth quarter of 2003, including total revenues, software revenues, and net income per share; and (ii) any implication that we eventually will close the customer deals that we believe slipped from the fourth quarter 2003 to a subsequent quarter. The occurrence of future events may involve a number of risks and uncertainties, including, but not limited to: (a) our preliminary fourth quarter 2003 operating results may change once we complete our quarterly accounting; (b) we may not be able to close deals that slipped from fourth quarter 2003, particularly large, complex deals of $1 million or greater; and (c) other risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release.

“JDA” and “JDA Portfolio are trademarks or registered trademarks of JDA Software Group. Any trade, product or service name referenced in this document using the name “JDA” is a trademark and/or property of JDA Software Group. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders’.

JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, AZ 85260